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                      [Richards, Layton & Finger, PA Letterhead]






                                    July 30, 1999




Spectrum Capital Trust I
c/o Spectrum Bancorporation, Inc.
10834 Old Mill Road, Suite One
Omaha, Nebraska 68154-2648

          Re:  Spectrum Capital Trust I
               ------------------------

Ladies and Gentlemen:

          We have acted as special Delaware counsel for Spectrum Bancorporation, Inc., an Iowa corporation (the "Company"), and Spectrum Capital Trust I, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

          For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

          (a) The Certificate of Trust of the Trust, as filed with the Secretary of State on June 11, 1999;

          (b) The Trust Agreement of the Trust, dated as of June 11, 1999 among the Company and the trustees of the Trust named therein;

          (c) The Registration Statement (the "Registration Statement") on Form S-1, including a preliminary prospectus with respect to the Trust (the "Prospectus"), relating to the Preferred Securities of the Trust representing preferred beneficial interests in the Trust (each, a "Preferred Security" and collectively, the "Preferred Securities"), as filed by the Company and the Trust with the Securities and Exchange Commission on June 11,

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Spectrum Capital Trust I
July 30, 1999
Page 2


1999;

          (d) A form of Amended and Restated Trust Agreement for the Trust, to be entered into between the Company, the trustees of the Trust named therein, and the holders, from time to time, of the undivided beneficial interests in the assets of the Trust (including Exhibits A and B thereto) (the "Trust Agreement"), attached as an exhibit to the Registration Statement; and

          (e) A Certificate of Good Standing for the Trusts, dated July 29, 1999, obtained from the Secretary of State.

          With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

          For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us,
(iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trust (collectively, the "Preferred Security Holders") of a Preferred Securities Certificate for such Preferred Security and the payment for such Preferred Security, in accordance with the Trust Agreement and the Registration Statement, and (vii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

          This opinion is limited to the laws of the State of Delaware, and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

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Spectrum Capital Trust I
July 30, 1999
Page 3


          Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1. The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act.

          2. The Preferred Securities of the Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

          3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Holders of Preferred Securities may be obligated, pursuant to the Trust Agreement, (i) to provide indemnity and/or security in connection with and pay taxes or governmental charges arising from transfers or exchanges of Preferred Securities Certificates and the issuance of replacement Preferred Securities Certificates, and (ii) to provide security or indemnity in connection with requests of or directions to the Property Trustee to exercise its rights and powers under the Trust Agreement.

          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                                  Richard, Layton & Finger, PA



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